                                  LICENSE AGREEMENT


      THIS LICENSE AGREEMENT (this "Agreement") is entered into as of this 17th day of August, 1999, by and between ValueClick, Inc., a corporation organized under the laws of Delaware, having a place of business at 6450 Via Real, Carpinteria, California 93013 ("ValueClick"), and ValueClick Europe Limited, a corporation organized under the laws of the United Kingdom, having a place of business at 50 Burnaby Street, London SW10 OPN, England ("VCEU").

                                      RECITALS:

      A. ValueClick has developed and is the owner of various proprietary technologies and materials relating to an internet advertising network ; and

      B. ValueClick seeks to sell, and VCEU seeks to acquire certain equipment and software, and ValueClick seeks to grant, and VCEU seeks to receive, an exclusive royalty-bearing license to exploit certain intellectual property, and to use certain trademarks, service marks and other rights related in any way to an internet advertising network operated by ValueClick.

                                      AGREEMENT:

      In consideration of the premises, the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

      1.    DEFINITIONS.

            1.1. "ACTION" means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

            1.2. "AFFILIATE" means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediary controls, is controlled by or is under common control with such Person.

            1.3. "AGREEMENT" has the meaning set forth in the preamble to this Agreement.

            1.4. "CONFIDENTIAL INFORMATION" means all materials and information of ValueClick or VCEU, as the case may be, whether furnished before or after the date hereof, concerning such party's business or activities that such party considers proprietary and confidential, including any materials generated or information obtained during the Term, including, but not limited to, all information, Software and Technology relating to the ValueClick Network, or the VCEU Network, as the case may be, all business, financial and technical information of each party, and all information or materials designated and marked by either stamping or otherwise affixing in a legible manner the term "confidential" or "proprietary"; provided, however, that the term Confidential Information shall not include information or material that: (a) is or becomes generally available to the public other than as a result of a disclosure by the Receiving Party, (b) was available prior to its disclosure by the Receiving Party, or (c) becomes available from a person other than the Receiving Party who is not otherwise bound by a confidentiality agreement with ValueClick or VCEU, as the case may be.

            1.5. "DELIVERABLE" means any tangible item provided to VCEU by, for, or on behalf of ValueClick in connection with this Agreement, including, but not limited to Intellectual Property, the POD, computers, communications equipment, documents, disks and the like.

            1.6. "ENCUMBRANCE" means any security interest, pledge, mortgage, lien (including, without limitation, environmental and tax liens), charge, encumbrance, adverse claim, preferential arrangement or restriction of any kind, including, without limitation, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

            1.7. "END USERS" means all employees, officers, directors, agents, consultants, customers, partners, dealers, distributors or sales agents of, or approved by, VCEU, who or which are involved in the exploitation of the VCEU Network .

            1.8. "GOVERNMENTAL AUTHORITY" means any United States federal, state or local or any foreign government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal or judicial or arbitral body.

            1.9. "GOVERNMENTAL ORDER" means any order, writ, judgment, injunction, decree, stipulation, determination of award entered by or with any Governmental Authority.

            1.10. "INDEMNIFIED PARTY" has the meaning set forth in Section 11.2(c).

            1.11. "INDEMNIFYING PARTY" has the meaning set forth in Section 11.2(c).

            1.12. "INTELLECTUAL PROPERTY" means all property, regardless of form, including all Software and Technology, used in, by or in connection with, incorporated in, embodied in or displayed by the ValueClick Network or used in the design, development, reproduction, operation, maintenance, management or Modification of the ValueClick Network, and other similar materials, including, but not limited to: (a) inventions, whether or not patentable, whether or not reduced to practice, and whether or not yet made the subject of a pending patent application or applications, (b) ideas and conceptions of potentially patentable subject matter, including, without limitation, any patent disclosures, whether or not reduced to practice and whether or not yet made the subject of a pending patent application or applications, (c) national (including the United States) and multinational statutory invention registrations, patents, patent registrations and patent applications (including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations) and all rights therein provided by international treaties or conventions and all improvements to the inventions disclosed in each such registration, patent or application, (d) trademarks, service marks, trade dress, logos, trade names and corporate names, whether or not registered, including all common law rights, and registrations and applications for registration thereof, including, but not limited to, all marks registered in the United States Patent and Trademark Office, the trademark offices of the states and territories of the United States of America, and the trademark offices of other nations throughout the world, and all rights therein provided by international treaties or conventions, (e) copyrights (registered or otherwise) and registrations and applications for registration thereof, and all rights therein provided by international treaties or conventions, (f) trade secrets and confidential, technical and business information (including ideas, formulas, compositions, inventions, and conceptions of inventions, whether patentable or unpatentable and whether or not reduced to practice),
(g) whether or not confidential, manufacturing and production process and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, (h) copies and tangible embodiments of all the foregoing, in whatever form or medium,
(i) all rights to sue or recover and retain damages and costs and reasonable attorneys' fees for present and past infringement of the foregoing; provided, however, that Intellectual Property shall not include the ValueClick Marks or the POD.

            1.13. "INTERNET ADVERTISING FIELD" means all applications of advertising on or through the internet in any form whatsoever.

            1.14. "LAW" means any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, order or other requirement or rule of law.

            1.15.  "LOSS" has the meaning set forth in Section 11.2(a).

            1.16. "MODIFICATIONS" means, with respect to any item, all modifications, translations, adaptations, improvements, redesigns, conversions, compilations, upgrades or other derivative versions of, or changes or additions to, such item or any portion of such item.

            1.17.  "OBJECTION NOTICE" has the meaning set forth in Section
6.2.

            1.18. "POD" means all equipment, Software, and Modifications to the foregoing used, or to be used, by ValueClick in connection with the development, marketing, operation, maintenance and management of the ValueClick Network, including, but not limited to, those items described on
Schedule 1 attached hereto and made a part hereof, and all warranties pertaining to the foregoing.

            1.19. "PERSON" means any individual, partnership, joint venture, corporation, limited liability company, trust, incorporated organization, Governmental Authority or other entity.

            1.20.  "RECEIVING PARTY" has the meaning set forth in Section
10.1.


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

            1.21. "REPRESENTATIVE" means, as to any entity, such entity's affiliates and its and their directors, officers, employees, agents, advisors (including, without limitation, counsel and accountants) and controlling person.

            1.22.  "ROYALTY" has the meaning set forth in Section 5.2.

            1.23. "SOFTWARE" means any and all computer software, whether proprietary to either party hereto or proprietary to or licensed by a third party software vendor (including a fully paid up license from such third party software vendors), including, but not limited to, executable object code (but excluding source code) that ValueClick either owns or has the right to use pursuant to a license, databases, screens, user interfaces, report formats, file formats, templates, menus, buttons and icons, and all warranties, materials, manuals, design notes and other documentation related thereto or associated therewith.

            1.24. "TECHNOLOGY" means all designs, formulas, procedures, methods, apparatus, ideas, creations, improvements, materials, processes, inventions, works of authorship, techniques, data, know how, algorithms, programs, subroutines, tools, specifications and related warranties and technology.

            1.25.  "TERM" has the meaning set forth in Section 9.1.

            1.26. "TERRITORY" means the geographic area defined in Schedule 2 to this Agreement, as may be amended in writing by the parties from time to time.

            1.27. "THIRD PARTY CLAIMS" has the meaning set forth in Section 11.2(c).

            1.28. "VCEU" has the meaning set forth in the preamble to this Agreement.

            1.29.  "VCEU INDEMNIFIED PARTY" has the meaning set forth in
Section 11.2(a).

            1.30. "VCEU NETWORK" means a global internet advertising network consisting of websites upon which VCEU is permitted to place advertising, including, but not limited to banner advertisements, the advertising sales activity for which is conducted out of offices maintained solely in the Territory by VCEU and its dealers, distributors, licensees and sales agents, including features which permit VCEU to pay the owners of such host websites, and charge such website advertisers, based upon the number of Persons who click on such advertisement.

            1.31. "VALUECLICK" has the meaning set forth in the preamble to this Agreement.

            1.32. "VALUECLICK INDEMNIFIED PARTY" has the meaning set forth in Section 11.2(b).

            1.33. "VALUECLICK MARKS" means all trade names, trademarks, service marks, logos, trade dress, or other insignia of ValueClick now or in the future used on or in connection with the ValueClick Network.

            1.34. "VALUECLICK NETWORK" means a global internet advertising network consisting of websites upon which ValueClick is permitted to place advertising, including, but not limited to, banner advertisements, the advertising sales activity for which is conducted out of offices maintained in the United States of America and other countries outside the Territory by ValueClick and its dealers, distributors, licensees and sales agents, including features which permit ValueClick to pay website owners, and charge website advertisers, based upon the number of Persons who click on the advertisement.

      2.    PURCHASE OF POD.

            2.1. THE POD. Subject to the terms and conditions set forth in this Agreement, VCEU agrees to purchase and ValueClick agrees to sell, convey, transfer and deliver the POD to VCEU, free and clear of any and all Encumbrances, no later than sixty (60) days after the date hereof. The POD shall be of the same type and capable of the same level of operation as that used by ValueClick in connection with the ValueClick Network at the time of the transfer pursuant hereto.

            2.2. UPGRADES. Without additional consideration, ValueClick shall sell, transfer, convey and deliver to VCEU each Modification to the POD that ValueClick implements in connection with the ValueClick Network within a reasonable time after such Modification is implemented. Upon the transfer and installation of each Modification, the POD shall have the same capabilities as similar equipment and software used by ValueClick at the time ValueClick implemented such Modification.

      3.    TECHNOLOGY LICENSE.

            3.1. GRANT OF LICENSE. ValueClick hereby grants to VCEU, and VCEU hereby accepts and receives from ValueClick, an exclusive, non-transferable, perpetual license (subject to termination as provided herein) to use, offer, market, promote, modify and exploit the Intellectual Property in connection with the VCEU Network in the Territory. This license to VCEU shall include any and all rights now or in the future owned or licensed by ValueClick necessary to enable VCEU and all End Users to enjoy the benefits of the foregoing licensed rights including, but not limited to , the right to grant to any other Person the right to use, exploit, develop or market any of the foregoing licensed rights. ValueClick shall not be required to provide source code to VCEU.

            3.2. RIGHTS TO DATA. VCEU shall have sole and exclusive ownership, as against ValueClick, of all right, title and interest in and to all data generated in connection with the license granted to VCEU under
Section 3.1 and the purchase of the POD in Section 2.1, in all tangible media of expression whatsoever, including all paper, electronic, magnetic and optical formats now known or hereafter developed, and including all related Intellectual Property in and to the foregoing (the "Advertising

Data"). ValueClick hereby grants to VCEU, and VCEU hereby accepts and receives from ValueClick, a non-exclusive, perpetual license to use, sell, lease, license, offer, market, promote, distribute, reproduce, modify and exploit in connection with the VCEU Network any Intellectual Property reasonably necessary to perceive, view, print, interpret or analyze the Advertising Data. Subject to the provisions of this Agreement, ValueClick hereby releases, discharges and holds VCEU and any End User harmless from and against any and all claims by ValueClick that any Intellectual Property is infringed, or any right of ValueClick is otherwise violated, by the use and exploitation of the Advertising Data by VCEU or its assigns.

            3.3. MODIFICATIONS. ValueClick shall have sole and exclusive ownership of all right, title and interest in and to all Modifications of the Intellectual Property licensed under this Section 3 and conceived by the employees or contractors of ValueClick; provided, however, that all such Modifications conceived by the employees or contractors of ValueClick shall automatically become subject to the licenses granted to VCEU in Sections 3.1 and 4.1, without any adjustment or modification of the royalties payable pursuant to Section 5.2. VCEU shall have sole and exclusive ownership of all right, title and interest in and to all Modifications of the Intellectual Property licensed under this Section 3 and conceived by the employees or contractors of VCEU; provided, however, that all such Modifications conceived by the employees or contractors of VCEU shall automatically be licensed to ValueClick for use solely in connection with the ValueClick Network without any additional consideration. Any Modifications requested by VCEU due to VCEU's special needs shall be provided by ValueClick at standard industry rates.

      4.    TRADEMARK LICENSE.

            4.1. GRANT OF LICENSE. ValueClick hereby grants to VCEU, and VCEU hereby accepts and receives from ValueClick, an exclusive, perpetual, non-transferable right and license to use and reproduce the ValueClick Marks in connection with the VCEU Network. This license to VCEU shall include any and all rights now or in the future owned or licensed by ValueClick necessary to enable VCEU and any End Users to enjoy the benefits of the foregoing licensed rights including, but not limited to, the right to grant to any other Person the right to use, exploit, develop or market any of the foregoing licensed rights.

            4.2. QUALITY STANDARDS. VCEU agrees that the nature and quality of all products provided by VCEU and all services rendered by VCEU in connection with the ValueClick Marks shall reasonably conform to standards set by ValueClick. VCEU agrees to cooperate with ValueClick in facilitating ValueClick's control of the nature and quality of VCEU's use of the ValueClick Marks, to permit reasonable, periodic inspection of VCEU's operations, at reasonable times and with reasonable notice, and to supply ValueClick with specimens of all uses of the ValueClick Marks upon ValueClick's reasonable written request.

            4.3. USE OF THE MARKS. VCEU acknowledges the sole and exclusive ownership of the ValueClick Marks by ValueClick, agrees that it will do nothing inconsistent with such ownership, and that all use of the ValueClick Marks by VCEU


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and all goodwill developed therefrom shall inure to the benefit of and be on behalf of ValueClick. VCEU agrees that nothing in this Agreement shall give VCEU any right, title or interest in the ValueClick Marks other than the right to use the ValueClick Marks in accordance with this Agreement. VCEU agrees that it shall not file nor cause the filing of any applications to register any mark identical or similar to the ValueClick Marks in the Territory and, upon ValueClick's written request, VCEU shall immediately transfer all of its right, title and interest in such applications or registrations to ValueClick.

      5.    PURCHASE PRICE/LICENSE AND SERVICE FEE COMMISSIONS.

            5.1. PURCHASE PRICE. For the purchase of the POD, VCEU shall pay to ValueClick within thirty (30) days from the date hereof, but prior to delivery, the sum of $200,000.00 payable in U.S. funds at the address of ValueClick set forth above.

            5.2. ROYALTY PAYMENTS/LICENSE FEES. VCEU shall pay to ValueClick, on a monthly basis (within thirty (30) days after the end of each month during the Term), a royalty (the "Royalty") in an amount equal to five percent (5%) of the advertising revenues received by VCEU from the VCEU Network.

            5.3.    RECIPROCAL AGENCY FEES   ValueClick and VCEU will extend
agency discounts to one another to run on each other's networks. For example, if VCEU sells a contract to run on ValueClick's network, VCEU will receive the standard agency discount, (i.e. 15%) provided by ValueCick. One the other hand, if ValueClick sells a contract to run on VCEU's network, ValueClick will receive the standard agency discount, (i.e., 15%), provided by VCEU.

      6.    VCEU RESPONSIBILITIES.

            6.1. FINANCIAL STATEMENTS. VCEU shall provide to ValueClick monthly financial statements no later than thirty (30) days following the end of each full month during the Term. VCEU shall keep written records necessary to verify such financial statements for a period of at least seven
(7) years. Upon thirty (30) days written notice to VCEU, ValueClick shall have the right at any time during regular business hours, but not more frequently than quarterly to have a designated officer of ValueClick examine such records to the extent necessary to verify royalties payable to ValueClick.

            6.2. ANNUAL AUDIT. Each year, VCEU shall engage the same accounting firm that is to audit the financial statements of ValueClick, to conduct an audit of the financial statements of VCEU. VCEU shall provide its audited financial statements promptly to ValueClick. If ValueClick disagrees with VCEU's computation of royalties, ValueClick may, within forty-five (45) days after receipt of the audited financial statements, deliver written notice (an "Objection Notice") to VCEU setting forth ValueClick's calculation of royalties. If an Objection Notice is not delivered within such time period, the amount of royalties set forth in VCEU's corporate records shall be conclusive and binding upon ValueClick. Each party to this Agreement shall use reasonable efforts to resolve any disputes as to the computation of royalties. Any


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dispute over royalties shall not affect the ongoing validity of this
Agreement or the licenses granted to VCEU hereunder.

            6.3. LINKS FROM HOME PAGE. VCEU shall display on its home page a link to ValueClick's website.

      7.    RESPONSIBILITIES OF VALUECLICK.

            7.1. INSTALLATION OF THE POD. ValueClick shall, in accordance with best industry practice and promptly after delivery to VCEU, install the POD and any Modifications thereto at such place in, or in the vicinity of, London, England as designated by VCEU.

            7.2. INTELLECTUAL PROPERTY DEVELOPMENT. Throughout the Term, VlaueClick shall use its best efforts to continually develop, improve and enhance the POD, the Intellectual Property and any Modifications to the foregoing licensed or purchased hereunder so that such items are the "state of the art" in the Internet Advertising Field.

            7.3. LINKS FROM HOME PAGE. ValueClick shall display on its home page a link to VCEU's website.

      8.    REPRESENTATIONS,  WARRANTIES AND COVENANTS.

            8.1. REPRESENTATIONS, WARRANTIES AND COVENANTS OF VALUECLICK. ValueClick hereby represents, warrants and covenants to VCEU that:

                   (a) ValueClick is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted and as proposed to be conducted.

                   (b) All corporate action on the part of ValueClick, its officers, directors and shareholders necessary for the authorization, execution and delivery of this Agreement and the performance of all obligations of ValueClick hereunder, has been taken prior to the date hereof, and this Agreement constitutes a valid and legally binding obligation of ValueClick, enforceable in accordance with its terms.

                   (c) ValueClick is the sole and exclusive owner of all right, title and interest, free and clear of any liens or other Encumbrances, to the POD, the Intellectual Property, and any Modifications to the foregoing, or has valid licenses or authorizations necessary to use any third party intellectual property incorporated into, or used in connection with, the POD, the Intellectual Property, the ValueClick Network or any Modifications to the foregoing, including all rights, licenses and authorizations to sell the POD and related Modifications and license the use of the Intellectual Property, and any Modifications to the foregoing in the
Territory.    ValueClick has not assigned, conveyed, licensed, transferred or granted any interest, right or license to


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any third party in or to the POD, the Intellectual Property , the ValueClick
Marks or any Modifications to the foregoing that conflicts with the rights conveyed herein.

                   (d) ValueClick has not received notification from any third party that the POD, the Intellectual Property, the ValueClick Marks or any Modifications to the foregoing violate or infringe any intellectual property or other rights of any third party.

                   (e) There are no Actions by or against ValueClick relating to the POD, the Intellectual Property, the ValueClick Marks or any
Modifications to the foregoing   pending before any Governmental Authority
(or, to the best knowledge of ValueClick, threatened to be brought by or before any Governmental Authority). Neither ValueClick, the POD, the Intellectual Property nor any Modification to the foregoing is subject to any Governmental Order (nor, to the best knowledge of ValueClick, are there any such Governmental Orders threatened to be imposed by any Governmental Authority).

                   (f) The exercise by VCEU and any End User of its rights in accordance with the terms of this Agreement shall not violate or infringe any intellectual property or other rights of any third party.

                   (g) Each Deliverable shall conform to the specifications and operational requirements associated with such Deliverable, and shall be free from material defect, errors and faulty workmanship in accordance with best industry practice.

                   (h) Each Deliverable shall be free from physical defects in the media in which it is embodied.

                   (i) The POD, the Intellectual Property and any Modifications to the foregoing conveyed or licensed to VCEU under this Agreement shall at all times during this Agreement be sufficient to develop, own, market, operate, maintain and manage the VCEU Network in the Territory to the same extent and capabilities as the ValueClick Network is developed, owned, marketed, operated, maintained and managed by ValueClick in the United States at the time such items are conveyed or licensed to VCEU. The VCEU Network shall throughout the Term have substantially the same capabilities and be able to operate substantially to the same extent as the ValueClick Network.

                   (j) Without VCEU's prior written consent, ValueClick shall not (i) use, or license the use of, the Intellectual Property, the ValueClick Marks, or any Modifications to the foregoing in the Internet Advertising Field through any sales offices located in the Territory, (ii) solicit for inclusion in the ValueClick Network host websites that are directed primarily at internet users located in the Territory, (iii) solicit advertising from advertisers whose advertising is directed primarily at internet users located in the Territory, (iv) use, sell, license or lease a POD, or similar assets, for use in the Territory, or (v) operate or permit any other Person to operate, directly or indirectly, a sales office or other facility in the Territory.


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                   (k)  Without VCEU's prior written consent, ValueClick
shall not insert into any Deliverable any (i) "back door," "time bomb," "drop dead" device or other software routinely designed to disable a computer program automatically with the passage of time or under the positive control of any person, or (ii) any virus, "Trojan horse," "worm" or other software routines or hardware components designed to permit unauthorized access, to disable, erase or otherwise harm software, hardware or data, or to perform any other similar actions.

                   (l) ValueClick has and shall maintain liability insurance coverage sufficient for its indemnification obligations hereunder that provides coverage up to a minimum of $1,000,000 per occurrence and $3,000,000 total coverage.

                   (m) ValueClick shall use its best efforts to ensure that it conducts its business so as to not cause a violation of any law, rule, regulation, order, judgment or decree applicable to ValueClick or to the Intellectual Property that would materially or adversely affect the ability of VCEU to utilize the licenses granted in Sections 3.1 and 4.1.

            8.2. REPRESENTATIONS, WARRANTIES AND COVENANTS OF VCEU. VCEU hereby represents, warrants and covenants to ValueClick that:

                   (a) VCEU is a corporation duly organized, validly existing and in good standing under the laws of the United Kingdom and has all requisite corporate power and authority to carry on its business as now conducted and as proposed to be conducted.

                   (b) All corporate action on the part of VCEU, its officers, directors and shareholders necessary for the authorization, execution and delivery of this Agreement and the performance of all obligations of VCEU hereunder, has been taken prior to the date hereof, and this Agreement constitutes a valid and legally binding obligation of VCEU, enforceable in accordance with its terms.

                   (c) Without ValueClick's prior written consent, VCEU shall not (i) use, or license the use of, the Intellectual Property, the ValueClick Marks, or any Modifications to the foregoing in the Internet Advertising Field through sales offices located outside the Territory, (ii) solicit for inclusion in the VCEU Network host websites that are directed primarily at internet users located outside the Territory, (iii) solicit advertising from advertisers to the extent that such advertising is directed primarily at internet users located outside the Territory, (iv) use, sell, license or lease a POD, or similar assets, for use outside the Territory, or
(v) operate or permit any other Person to operate, directly or indirectly, a sales office or other facility outside the Territory..

      9.    TERM AND TERMINATION.


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

            9.1. TERM OF AGREEMENT. This Agreement shall commence on the date hereof and shall be in force in each country of the Territory until terminated in accordance with Section 9.2 (the "Term").

            9.2.   TERMINATION.  This Agreement may be terminated at any time:

                   (a)  by the mutual consent of VCEU and ValueClick;

                   (b) by ValueClick if there has been a breach of any representation and warranty, covenant or agreement of VCEU set forth in this Agreement, which breach has not been cured within forty-five (45) days after written notification thereof has been received by VCEU; or

                   (c)  by VCEU if:

                        (i) there has been a breach of any representation and warranty, covenant or agreement of ValueClick set forth in this Agreement, which breach has not been cured within forty-five (45) days after written notification thereof has been received by ValueClick;

                        (ii) a filing is made by or against (or an order for relief is entered) ValueClick in a voluntary or an involuntary proceeding, brought and maintained in good faith, under any bankruptcy, insolvency, reorganization or receivership law or an admission seeking relief, which filing or order is not vacated within 90 days of its entry;

                        (iii) a receiver is appointed over the assets of ValueClick, or the assumption of custody, attachment or sequestration by a court of competent jurisdiction over the ValueClick assets; or

                        (iv) there has been a final, non-appealable order or judgment by a court of competent jurisdiction that all or any portion of a patent or license owned by ValueClick that is necessary for the operation of the VCEU Network is declared invalid or unenforceable, or is found to be infringed by any direct competitor of VCEU in the Internet Advertising Field.

            9.3. EFFECT OF TERMINATION. In the event of termination of this Agreement as provided in Section 9.2, this Agreement shall forthwith become void and there shall be no liability thereafter on the part of either party hereto, except (a) as set forth in Sections 10, 11 and 12, and (b) that nothing herein shall relieve either party from liability for any breach of this Agreement. Notwithstanding the foregoing, if this Agreement is terminated pursuant to subsection 9.2(c), then, in addition to any remedies or rights at law or in equity, VCEU may, at its sole option, continue to use, royalty-free, solely in connection with the VCEU Network the Intellectual Property, the ValueClick Marks and any Modification to the foregoing licensed rights under this Agreement so long as the use is consistent with the use of such items prior to the termination of this Agreement.


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

            9.4. TERMINATION OF EXCLUSIVITY. If VCEU fails to recognize gross revenues of at least $1,000,000 during the twelve (12) full calendar months following the date of this Agreement (the "Revenue Period") and ValueClick notifies VCEU in writing of its election to declare the license granted in Section 3.1 to be nonexclusive within thirty (30) days following the end of the Revenue Period, then such license shall become non-exclusive forty-five (45) days after VCEU's receipt of such written notice from ValueClick. If ValueClick fails to so notify VCEU within ninety (90) days following the end of the Revenue Period, ValueClick's rights under this
Section 9.4 shall terminate.

      10.   CONFIDENTIALITY.

            10.1. TREATMENT OF CONFIDENTIAL INFORMATION. The party receiving any Confidential Information (the "Receiving Party") shall maintain such Confidential Information in confidence and shall not use such Confidential Information for any purpose other than the purposes contemplated by this Agreement and agrees, except as required by Law, to keep all Confidential Information confidential and not to disclose any Confidential Information to any person other than Representatives who are actively and directly participating in the exploitation of the licenses granted under this Agreement or who otherwise need to know the Confidential Information for the purposes relating to the other party's internet advertising network. Such party shall cause those Representatives to observe the terms of this Section
10.1. In the event that either party is requested pursuant to, or required by, legal process to disclose any Confidential Information or any other information concerning the other party, the party to which the request or order is made shall provide the other party with prompt notice of such request or requirement.

            10.2. RETURN OF CONFIDENTIAL INFORMATION. Upon termination of this Agreement pursuant to the provisions of Section 9, each party shall deliver to the other party any written, printed or other materials embodying Confidential Information of the other party in its possession or in the possession of any of its Representatives; provided, however, that the party in possession of the Confidential Information may, in lieu of returning such Confidential Information, destroy all such Confidential Information and work product containing Confidential Information.

      11.   INDEMNIFICATION AND RELEASE.

            11.1. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties contained in this Agreement shall survive indefinitely. Neither the period of survival nor the liability of either party with respect to its obligations shall be reduced by an investigation made at any time by or on behalf of the Indemnified Party. If written notice of a claim has been given prior to the expiration of the applicable representations and warranties, then the relevant representations and warranties shall survive as to such claim, until such claim has been finally resolved.

            11.2.  Indemnification.

                   (a) VCEU and its Affiliates, officers, directors, employees, agents, successors and assigns (each a "VCEU Indemnified Party") shall be indemnified and held harmless by ValueClick for any and all liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including, without limitation, reasonable attorney's and consultants' fees and expenses) actually suffered or incurred by them (including, without limitation, any action brought or otherwise initiated by any of them)(hereinafter a "Loss"), arising out of or resulting from:

                        (i) the breach of any representation or warranty, including the infringement of any Intellectual Property, made by ValueClick contained in this Agreement; or

                        (ii) the breach of any covenant or agreement made by ValueClick contained in this Agreement.

                   (b) ValueClick, its Affiliates, officers, directors, employees, agents, successors and assigns (each a "ValueClick Indemnified Party") shall be indemnified and held harmless by VCEU for any and all Losses arising out of or resulting from the breach of any representation, warranty, covenant or agreement by VCEU contained in this Agreement.

                   (c) A VCEU Indemnified Party or a ValueClick Indemnified Party, as the case may be (each an "Indemnified Party"), shall give the party providing indemnification hereunder (the "Indemnifying Party") notice of any matter that such Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement, within 60 days of such determination, stating the amount of the Loss, if known, and the method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Section 11, except to the extent the Indemnifying Party is materially prejudiced by such failure and shall not relieve Indemnifying Party from any other obligation or Liability that it may have to any Indemnified Party otherwise than under this Section 11. The obligations and liabilities of the Indemnifying Party under this Section 11 with respect to Losses arising from claims of any third party, which are subject to the indemnification provided for in this Section 11 (the "Third Party Claims") shall be governed by and contingent upon the following additional terms and conditions: if an Indemnified Party shall receive notice of any Third Party Claim, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim within ten (10) days of the receipt by the Indemnified Party of such notice; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this
Section 11, except to the extent the Indemnifying Party is materially prejudiced by such failure and shall not relieve Indemnifying Party from any other obligation or Liability that it may have to any Indemnified Party otherwise than under this Section 11. If the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party hereunder against any Losses that may result from such Third Party Claim, then the Indemnifying Party shall be entitled to assume and control the defense of such Third

Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Indemnified Party within ten
(10) days of the receipt of such notice from the Indemnified Party; provided, however, that if there exists or is reasonably likely to exist one or more legal defenses available to it that is in conflict with one or more defenses available to the Indemnifying Party, or a conflict of interest that would make it inappropriate in the judgment of the Indemnified Party, in its sole and absolute discretion, for the same counsel to represent both the Indemnified Party and the Indemnifying Party, the Indemnified Party shall be entitled to retain its own counsel, in each jurisdiction for which the Indemnified Party determines counsel is required, at the expense of the Indemnifying Party. In the event that the Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make availabe to the Indemnified Party, at the Indemnifying Party's expense, all such witnesses, records, materials and information in the Indemnifying Party's possession or under the Indemnifying Party's control relating thereto as is reasonably required by the Indemnified Party. No such Third Party Claim may be settled by the Indemnifying Party without the prior written consent of the Indemnified Party unless such settlement is for monetary damages, exclusive of any injunctive or other equitable relief.

      12.   DISPUTE RESOLUTION.

            12.1. NEGOTIATION. The parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by good faith negotiation. Either party may give the other party written notice of any dispute not resolved in the normal course of business. Within twenty
(20) days after delivery of said notice, the parties shall meet at a mutually acceptable time and place, and thereafter as often as they deem necessary, to exchange relevant information and to attempt to resolve the dispute. If the matter has not been resolved within sixty (60) days of the disputing party's notice, or if the parties fail to meet within twenty (20) days, either party may initiate mediation of the controversy or claim as provided in Section
12.2 below.

            12.2. MEDIATION. If any dispute has not been resolved by negotiation as provided in Section 12.1 hereof, the parties shall endeavor to resolve the dispute by mediation under the then current Model Procedure for Mediation of Business Disputes of the Center for Public Resources, Inc. ("CPR"), 366 Madison Avenue, New York, New York 10017. The neutral third party will be selected from the CPR Panel of Neutrals. If the parties encounter difficulty in agreeing on a neutral, they will seek the assistance of CPR in the selection process. Unless otherwise agreed by the parties, the place of mediation shall be Los Angeles, California

            12.3. ARBITRATION. Any dispute that has not been resolved by mediation, as provided in Section 12.2 hereof within sixty (60) days of the initiation of such procedure, shall be finally settled by arbitration conducted expeditiously in accordance with the CPR Rules for Non-Administered Arbitration of Business Disputes by a sole arbitrator; provided, however, that if one party has requested the other party to participate in a non-binding dispute resolution procedure under Sections 12.1 or 12.2 hereof and the other party has failed to participate therein, the other party may initiate arbitration before expiration of the above time period. The arbitration shall be governed by the laws of the State of California, and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. The place of arbitration shall be Los Angeles, California. The arbitrator is not empowered to award damages in excess of compensatory damages, which shall not include consequential damages, and each party hereby irrevocably waives any damages in excess of such compensatory damages.

            12.4. COSTS. The parties shall bear their respective costs in connection with the dispute resolution procedures described in Sections 12.1,
12.2 and 12.3 hereof, except that the parties shall share equally the fees and expenses of any neutral third party or arbitrator and the costs of any facility used in connection with such dispute resolution procedures.

            12.5. REPRESENTATION BY COUNSEL. With respect to the non-binding procedures provided in Sections 12.1 or 12.2 hereof, if a negotiator intends to be accompanied at a meeting by an attorney, the other negotiator shall be given at least three (3) working days' notice of such intention and may also be accompanied by an attorney. All negotiations relating to any non-litigated procedure provided herein are confidential and shall be treated as compromise and settlement negotiations for purposes of the rules of evidence of all applicable jurisdictions.

      13.   MISCELLANEOUS.

            13.1. HEADINGS. The descriptive headings of the Sections contained in this Agreement are for convenience of reference only and in no way limit or affect the terms or conditions of this Agreement.

            13.2. NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by cable, by telecopy, by telegram, by telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 13.2):

      IF TO VALUECLICK:

      ValueClick, Inc.
      6450 Via Real
      Carpinteria, California  93013
      Fax:  (805) 566-0190
      Attn: Brian Coryatt

      IF TO VCEU:

           ValueClick Europe
           50 Burnaby Street
           London SW10 OPN
           Fax:  011-44-171-795-2113
           Attn: Steve Umberger

      With a copy to (which shall not comprise notice hereunder):

           Holland & Knight LLP
           50 N. Laura Street, Suite 3900
           Jacksonville, Florida  32202
           Fax:  (904) 358-1872
           Attn: James L. Main, Esquire


            13.3.  SEVERABILITY.    If any term or other provision of this
Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

            13.4. RELATIONSHIP BETWEEN VALUECLICK AND VCEU. Nothing herein shall create, be deemed to create or be construed as creating any partnership, employer/employee, joint venture, franchiser/franchisee or agency relationship between ValueClick and VCEU or shall be deemed to render ValueClick or VCEU liable for any debts or obligations of the other party which the other party may have to any third party. Neither of the parties hereto nor any of their employees or agents shall have the power or authority to bind or obligate the other party.

            13.5. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject mater hereof and thereof and supersedes all prior agreements and undertakings, both written and oral, between ValueClick and VCEU with respect to the subject matter hereof and thereof.

            13.6. ASSIGNMENT. This Agreement may not be assigned by operation of law or otherwise without the express written consent of ValueClick and VCEU (which consent may be granted or withheld in the sole discretion of ValueClick and VCEU).

            13.7.  NO THIRD PARTY BENEFICIARIES.  Except for the provisions of
Section 11 relating to Indemnified Parties, this Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns, and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

            13.8. AMENDMENT. This Agreement may not be amended or modified except by an instrument in writing signed by, or on behalf of, ValueClick and VCEU.

            13.9.  GOVERNING LAW/JURISDICTION.   This Agreement shall be
governed by, and construed in accordance with, the laws of the State of California applicable to contracts executed in and to be performed entirely within that state. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any California state or federal court sitting in the County of Orange and the parties hereby submit to the personal jurisdiction of such court. Any and all service of process and any other notice in any such suit, action, claim, proceeding or investigation shall be effective against any party if given by registered or certified mail, return receipt requested, or by any other means of mail that requires a signed receipt, postage prepaid, mailed to such party as herein provided.

            13.10. COUNTERPARTS. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts and delivered by facsimile, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

            13.11. NON-WAIVER. A failure of either party to enforce at any time any term, provision or condition of this Agreement, or to exercise any right or option herein, shall in no way operate as a waiver thereof, nor shall any single or partial exercise preclude any other right or option herein; in no way whatsoever shall a waiver of any term, provision or condition of this Agreement be valid unless in writing, signed by the waiving party, and only to the extent set forth in such writing.

            IN WITNESS WHEREOF, VCEU and ValueClick have caused this Agreement to be signed and delivered by their duly authorized officers, all as of the date hereof.

                            VALUECLICK, INC.

                            By:    /s/ James R. Zarley
                                   ---------------------------
                            Name:  James R. Zarley
                                   ---------------------------
                            Title: CEO
                                   ---------------------------


                            VALUECLICK EUROPE, LIMITED

                            By:     [Illegible]
                                   ---------------------------
                            Name:
                                   ---------------------------
                            Title:
                                   ---------------------------

                                   SCHEDULE 1

                                DESCRIPTION OF POD

The POD includes the necessary hardware and software to manage the VCEU advertising network. In Europe, the POD will be similar in function to the POD currently installed and running the ValueClick advertising network. This includes, but is not limited to, the following:

Hardware
      5 slave servers
      1 "Pollux" system (main software system)
      2  Equalizers
      1  Switch

Software and OS
      FreeBSD for all servers
      ValueClick proprietary banner server engine
      ValueClick proprietary administration software
      Misc. software, e.g., SSH and Verisign for secure transactions

The POD will include all equipment and software anticipated to handle the startup workload. In addition, hardware and software will be installed within the original POD to accommodate the growth that is expected through the first several months of business. This will allow both sides to focus on growing the business from a customer perspective, rather than being slowed down by the continual adding of small increments of equipment.

                                     SCHEDULE 2

                                     TERRITORY

     1.   Austria

     2.   Belgium

     3.   Denmark

     4. Great Britain (which shall include England, Scotland, Wales and Northern Ireland)

     5.   France

     6.   Finland

     7.   Germany

     8.   Greece

     9.   Ireland

     10.  Italy

     11.  Luxembourg

     12.  Netherlands

     13.  Norway

     14.  Portugal

     15.  Spain

     16.  Sweden

     17.  Switzerland

     18.  Any other country recognized as being located in Western Europe


                                      ii